EXHIBIT (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 50 to the Registration Statement (1933 Act File No. 33-1121) of Eaton Vance Investment Trust on Form N-1A of our report dated May 13, 2005 of Eaton Vance National Limited Maturity Municipals Fund (the "Fund") for the fiscal year ended March 31, 2005 included in the Annual Report to Shareholders of the Fund.

     We also consent to the reference to our Firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” in the Statement of Additional Information, which are part of this Registration Statement.

/s/ Deloitte & Touche LLP DELOITTE & TOUCHE LLP

July 27, 2005 Boston, Massachusetts